Exhibit 5.1

Reed Smith LLP 101 Second Street Suite 1800 San Francisco, CA 94105-3659 Tel +1 415 543 8700 Fax +1 415 391 8269 reedsmith.com

October 9, 2020

Jaguar Health, Inc.
200 Pine Street, Suite 400

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel to Jaguar Health, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of (i) 2,000,000 shares (the “Shares”) of the Company’s voting common stock, par value $0.0001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase 6,218,954 shares of Common Stock (the “Pre-Funded Warrants”), and (iii) an aggregate of 6,218,954 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares” and collectively with the Shares and Pre-Funded Warrants, the “Securities”), pursuant to that certain Fee Settlement Agreement, dated as of October 7, 2020, by and between the Company and Atlas Sciences, LLC (the “Agreement”). The Securities will be offered and sold pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-248763) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement, dated October 9, 2020 (the “Prospectus Supplement”), supplementing the prospectus dated September 23, 2020 (the “Base Prospectus”).

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

NEW YORK • LONDON • HONG KONG • CHICAGO • WASHINGTON, D.C. • BEIJING • PARIS • LOS ANGELES • SAN FRANCISCO • PHILADELPHIA • SHANGHAI • PITTSBURGH • HOUSTON SINGAPORE • MUNICH • ABU DHABI • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • SILICON VALLEY • DUBAI • CENTURY CITY • RICHMOND • GREECE • KAZAKHSTAN

Jaguar Health, Inc. October 9, 2020 Page 2

This opinion is limited solely to the General Corporation Law of the State of Delaware, and with respect to our opinion in paragraph 2 below, the laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that:

1.              the Shares, when issued and delivered by the Company pursuant to the terms of the Agreement, against receipt of the consideration provided for in the Agreement, will be validly issued, fully paid and nonassessable;

2.              the Pre-Funded Warrants, when issued and delivered by the Company pursuant to the terms of the Agreement, against receipt of the consideration provided for in the Agreement, will be valid and binding obligations of the Company, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and

3.              the Warrant Shares, when issued and delivered by the Company pursuant to the terms of the Pre-Funded Warrants, and paid for in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstances that changes or may change our opinion set forth herein after the date hereof or for any other reason.

We consent to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on October 9, 2020 and further consent to references to us under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ REED SMITH LLP

REED SMITH LLP